Exhibit 107

Calculation of Filing Fee Tables
 Form S-8
(Form Type)

Contango ORE, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(3)	Proposed Maximum Aggregate Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock (par value $0.01 per share)	Other(2)	600,000	$25.21	$15,126,000	$110.20 per $1 million	$1,666.89
Total Offering Amounts				-	$15,126,000	-	$1,666.89
Total Fee Offsets				-	-	-	-
Net Fee Due				-		-	$1,666.89

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such additional shares of common stock as may become issuable pursuant to the adjustment provisions of the Amended and Restated Contango ORE, Inc. 2010 Equity Compensation Plan (the “Plan”) including stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) of the Securities Act based on the average of the bid and asked prices per share of the registrant’s common stock on November 15, 2022 as reported on the NYSE American.

(3) This registration statement registers an additional 600,000 shares issuable under the Plan.  We previously registered 1,000,000 shares issuable under the Plan under a Registration Statement on Form S-8 (File No. 333-172448), an additional 500,000 shares issuable under the Plan under a Registration Statement on Form S-8 (File No. 333-222117), and an additional 500,000 shares issuable under the Plan under a Registration Statement on Form S-8 (File No. 333-235865).